Exhibit 5.01


                             CONYERS DILL & PEARMAN
                             BARRISTERS & ATTORNEYS

     CLARENDON HOUSE 2 CHURCH STREET, PO. BOX HM 666,HAMILTON HM CX. BERMUDA
     TELEPHONE: (4411 295 1422 FACSIMILE:(441) 292 4720 E-MA~L:INFO @COP BM
                              INTERNET: WWW.CDP BM

Silverstar Holdings, Ltd                    DIRECT LINE 441 2994965
Clarendon House, Church Street              E-MAIL:     gcoilir@cdp.bm
Hamilton HM CX, Bermuda                     OUR REF:    GBUdhmR05035ilB569SlCD's
                                            YOUR REF.

Dear Sirs,

Silverstar Holdings, Ltd. (the "Company")

We have acted as counsel to Silverstar Holdings, Ltd (the "Company"), in connection with its filing of'a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of'1933, as amended (the "Act"), relating to the offering of an aggregate of'1,630,000 shares of common stock, par value $001 per share, of the Company (the "Shares"), (i) 1,000,000 of which are issuable to employees (including officers and directors who are key employees) and to consultants and directors who are not employees of the Company upon the exercise of' options or pursuant to stock awards that either have been, or from time to time may be, granted by the Company under its 2004 Stock Incentive Plan (the "Plan"); (ii) 450,000 of which are issuable upon exercise of options pursuant to a stock option agreement, dated January2,2005, between the Company and Clive Kabatznik (the "Kabatznik Stock Option Agreement"); and (iii) 180,000 of' which are issuable upon exercise of' options pursuant to a stock option agreement, dated July 1,2004 between the Company and Joseph Abrams (the "Abrams Stock Option Agreement"); and such additional indeterminate number of' shares of' common stock as may be issued under the anti-dilution provisions of' the Plan, the Kabatznik Stock Option Agreement and the Abrams Stock Option Agreement.

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Plan, the Kabatznik Stock Option Agreement and the Abrams Stock Option Agreement We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of' the Company on 15" February 2006, copies of minutes of a meeting of the members of the Company held on 16" December 2004, minutes of' a meeting of' the board of' directors of' the Company held on 12" Apti12005 and unanimous written resolutions of the board of' directors of the Company adopted on 10' February 2006 (together, the "Minutes") and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinions set forth below.

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We have assumed (a) the genuineness and  authenticity of' all signatures and the conformity to the originals of all copies (whether or not certified) of' all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan, the Kabatznik Stock Option Agreement and the Abrams Stock Option Agreement and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof,
(g) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued common shares, (h) that on the date of' issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (i) that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Shares given by the Bermuda Monetary Authority dated 17" December 1999 will not have been revoked or amended at the time of' issuance of any Shares

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan, the Kabatznik Stock Option Agreement and the Abrams Stock Option Agreement and is not to be relied upon in respect of any other matter.

1. On the basis of, and subject to, the foregoing, we are of the opinion that: 1 The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda)

                                      -2-

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2.       When issued and paid for in accordance  with the terms of the Plan, the
         Kabatznik Stock Option Agreement and the Abrams Stock Option Agreement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are requited to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement In giving such consent, we do not hereby admit that we are experts within the meaning of' Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & PEARMAN

CONYERS DILL & PEARMAN